EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Current Report on Form 8-K/A of Norfolk Southern Corporation dated May 12, 1997, and in the Current Report on Form 8-K/A of Norfolk Southern Railway Company dated May 12, 1997, of our report dated January 21, 1997, except as to
Note 2, which is as of March 7, 1997, on the consolidated financial statements of Conrail Inc. for the year ended December 31, 1996, appearing on page 6 of the Form 8-K/A of Norfolk Southern Corporation dated May 1, 1997.

PRICE WATERHOUSE LLP

Thirty South Seventeenth Street
Philadelphia, PA  19103

May 12, 1997